UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 2)

                          AMERICAN HOMESTAR CORPORATION
--------------------------------------------------------------------------------
                                (NAME OF ISSUER)


                              SERIES C COMMON STOCK
--------------------------------------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)


                                   026652107
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                                 (CUSIP NUMBER)


                                JANUARY 10, 2005
--------------------------------------------------------------------------------
             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_]  Rule 13d-1(b)
[_]  Rule 13d-1(c)
[X]  Rule 13d-1(d)

CUSIP NO. 026652107                13G                       PAGE 2 OF 11 PAGES

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   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

          ING Groep N.V.
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [_]
          Not Applicable                                                 (b) [_]
--------------------------------------------------------------------------------
   3      SEC USE ONLY


--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          The Netherlands
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                       5   SOLE VOTING POWER

                           0
     NUMBERS OF        ---------------------------------------------------------
       SHARES          6   SHARED VOTING POWER
    BENEFICIALLY
    OWNED BY EACH          0
      REPORTING        ---------------------------------------------------------
    PERSON WITH:       7   SOLE DISPOSITIVE POWER

                           0
                       ---------------------------------------------------------
                       8   SHARED DISPOSITIVE POWER

                           0
--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES                                                   [_]

          Not Applicable
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0%
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON

          HC
--------------------------------------------------------------------------------

CUSIP NO. 026652107                13G                       PAGE 3 OF 11 PAGES

--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

          ReliaStar Life Insurance Company
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [_]
          Not Applicable                                                 (b) [_]
--------------------------------------------------------------------------------
   3      SEC USE ONLY


--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Minnesota
--------------------------------------------------------------------------------
                       5   SOLE VOTING POWER

                           0
     NUMBERS OF        ---------------------------------------------------------
       SHARES          6   SHARED VOTING POWER
    BENEFICIALLY
    OWNED BY EACH          0
      REPORTING        ---------------------------------------------------------
    PERSON WITH:       7   SOLE DISPOSITIVE POWER

                           0
                       ---------------------------------------------------------
                       8   SHARED DISPOSITIVE POWER

                           0
--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES                                                   [_]

          Not Applicable
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0%
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON

          IC
--------------------------------------------------------------------------------

ITEM 1(A).        NAME OF ISSUER:

                  American Homestar Corporation

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  2450 South Shore Boulevard
                  Suite 300
                  League City, Texas  77573

ITEM 2(A).        NAME OF PERSON FILING:

                  ING Groep N.V.
                  ReliaStar Life Insurance Company

ITEM 2(B).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  ING Groep N.V.:
                  Amstelveenseweg 500
                  1081 KL Amsterdam
                  P.O. Box 810
                  1000 AV Amsterdam
                  The Netherlands

                  ReliaStar Life Insurance Company:
                  20 Washington Avenue South
                  Minneapolis, Minnesota  55401

ITEM 2(C).        CITIZENSHIP:

                  See item 4 on Page 2
                  See item 4 on Page 3

ITEM 2(D).        TITLE OF CLASS OF SECURITIES:

                  Series C Common Stock

ITEM 2(E).        CUSIP NUMBER:

                  026652107

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:
                  (Not Applicable)

         (a) [_] Broker or dealer registered under Section 15 of the Securities Exchange Act of 1934, as amended (the "Exchange Act");

         (b) [_]  Bank as defined in Section 3(a)(6) of the Exchange Act;

         (c) [_] Insurance company as defined in Section 3(a)(19) of the Exchange Act;

         (d) [_] Investment company registered under Section 8 of the Investment Company Act of 1940, as amended (the "Investment Company Act");

         (e) [_]  Investment adviser in accordance with Rule
                  13d-1(b)(1)(ii)(E) under the Exchange Act;

         (f) [_] Employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F) under the Exchange Act;

         (g) [_] Parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G) under the Exchange Act;

         (h) [_] Savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

         (i) [_] Church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act;

         (j) [_] Group in accordance with Rule 13d-1(b)(1)(ii)(J) under the Exchange Act.

ITEM 4.           OWNERSHIP.

         (a)      Amount beneficially owned:

                        See item 9 on Page 2
                        See item 9 on Page 3

         (b)      Percent of class:

                        See item 11 on Page 2
                        See item 11 on Page 3

         (c)      Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote:

                        See item 5 on Page 2
                        See item 5 on Page 3

                  (ii)  Shared power to vote or to direct the vote:

                        See item 6 on Page 2
                        See item 6 on Page 3

                  (iii) Sole power to dispose or to direct the disposition of:

                        See item 7 on Page 2
                        See item 7 on Page 3

                  (iv)  Shared power to dispose or to direct the disposition of:

                        See item 8 on Page 2
                        See item 8 on Page 3

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

                  Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

                  Not Applicable

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Not Applicable

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                  Not Applicable

ITEM 10.          CERTIFICATION.

                  Not Applicable.

                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                             February 4, 2005
                                             -----------------------------------
                                             (Date)



                                             ING GROEP N.V.


                                             By:

                                             /s/ Henricus J. Bruisten
                                             -----------------------------------
                                             (Signature)

                                             Henricus J. Bruisten
                                             Assistant General Counsel
                                             -----------------------------------
                                             (Name/Title)


                                             /s/ Bert H. Uyttenbroek
                                             -----------------------------------
                                             (Signature)

                                             Bert H. Uyttenbroek
                                             Compliance Officer
                                             -----------------------------------
                                             (Name/Title)

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                             February 4, 2005
                                             -----------------------------------
                                             (Date)



                                             ReliaStar Life Insurance Company


                                             By:

                                             /s/ Henricus J. Bruisten
                                             -----------------------------------
                                             (Signature)

                                             Henricus J. Bruisten
                                             Attorney-in-Fact
                                             -----------------------------------
                                             (Name/Title)


                                             /s/ Bert H. Uyttenbroek
                                             -----------------------------------
                                             (Signature)

                                             Bert H. Uyttenbroek,
                                             Attorney-in-Fact
                                             -----------------------------------
                                             (Name/Title)

                            Exhibit A to Schedule 13G

                             Joint Filing Agreement
                            Pursuant to Rule 13d-1(k)


         The undersigned persons (the "Reporting Persons") hereby agree that a joint statement on this Schedule 13G, and any amendments thereto, be filed on their behalf by ING Groep N.V.

         Each of the Reporting Persons is responsible for the completeness and accuracy of the information concerning each of them contained therein, but none of the Reporting Persons is responsible for the completeness or accuracy of the information concerning any other Reporting Person.


Date:  February 4, 2005


                                             ING Groep N.V.


                                             By: /s/ Henricus J. Bruisten
                                                --------------------------------
                                                Name:  Henricus J. Bruisten
                                                Title: Assistant General Counsel


                                             By: /s/ Bert H. Uyttenbroek
                                                --------------------------------
                                                Name:  Bert H. Uyttenbroek
                                                Title: Compliance Officer


                                             ReliaStar Life Insurance Company


                                             By: /s/ Henricus J. Bruisten
                                                --------------------------------
                                                Name:  Henricus J. Bruisten
                                                Title: Attorney-in-Fact


                                             By: /s/ Bert H. Uyttenbroek
                                                --------------------------------
                                                Name:  Bert H. Uyttenbroek
                                                Title: Attorney-in-Fact